Exhibit 99.1

Paul Block Joins Eastside Distilling’s Board of Directors and Named Chairman

PORTLAND, Ore., April 24, 2020—Eastside Distilling, Inc. (NASDAQ: EAST) today announced the appointment of Paul Block to the Company’s Board of Directors, effective April 20, 2020. On April 24, 2020, Chairman of the Board Paul Shoen tendered his resignation from the Board, effective on that date. Upon his resignation, the Board of Directors elected Mr. Block to serve as Chair of the Board.

Mr. Block is a seasoned Consumer Goods Executive with over three decades of experience in driving profitable revenue growth, turning around underperforming business and building sustainable high performing stream of earnings for public corporations, corporate divisions, and private equity owned portfolio companies. Mr. Block is best known as a transformational leader with a strong record of reinvigorating some of the world’s best-known consumer brands and accelerating earnings in underperforming enterprises.

Early in his career, and over a ten-year period, Mr. Block held various positions at Miller Brewing Company in marketing, sales, sales promotions, brand management and new product development ultimately chairing Miller’s Innovation Committee and developing Miller Sharp’s non-alcoholic beer. He was then engaged by Guinness Import Company as Vice President of Marketing to accelerate growth for the Guinness Stout, Bass Ale and Pilsner Urquel Brands. During Block’s three years at Guinness, the company enjoyed over 30% revenue growth from organic sales and acquisition. After Guinness, Mr. Block then served as Chief Marketing Officer, and then VP/General Manager, of Allied Domecq’s Premium USA Spirits Division where he led the acquisition, distribution, integration, and product expansion for Stolichnaya Vodka. In addition, Block and his team, led the turnaround of Courvoisier from -5% to +10% of sales, repackaged and repositioned Beefeater Gin for accelerated growth to younger consumers and led the USA Premium Spirits Division growth as GM at +9% operating profit two consecutive years

Later in his career, Mr. Block served as a Chief Executive Officer for over 15 years at Sara Lee Coffee and Tea USA, Merisant Worldwide and SVP Worldwide. As Chief Executive Officer of Sara Lee Coffee and Team, Block and the team turned around operating performance in the first year at +116%. As Chairman and Chief Executive Officer at Merisant Worldwide, Block and the team stabilized the declining Equal Sweetener Brand, created and launched Whole Earth Sweetener Brand and improved Merisant’s balance sheet. Block and team then grew EBITDA 20%, paid down debt and sold the company for a 35% investor IRR. As Chief Executive Officer of SVP Worldwide, a $500MM global leader in home sewing best known for the Singer Brand, Block was recruited to “reinvent” the business model and prepare the company for sale. Mr. Block and the team quickly led a strategic and tactical transformation with extraordinary fiscal results and a robust 3-year plan.

Currently, Mr. Block serves as President and member of the Board of Directors of GLG Life Tech Corporation (“GLG”), one of the world’s leading sustainable and vertically integrated producer of zero calorie natural sweeteners. After four years as a member of GLG’s Board of Directors, Mr. Block was asked by the Chairman of the Board of GLG take on an operating role to lead growth, scale the business and assimilate new acquisitions.

Advertising Age and Brand Week named Mr. Block as one of the “Top Marketers” in the USA. Guinness Import Company named him “Marketing Manager of the Year” and Groupe DANONE awarded him the “Chairman’s Award” for innovation. In addition, the UJA Federation honored Mr. Block with the “Edgar Bronfman Award” for outstanding industry leadership.

Lawrence Firestone, CEO and Board Member of Eastside Distilling, commented, “We are pleased to welcome Paul Block to the Eastside Board of Directors. Paul is a seasoned consumer products executive, with vast experience across multiple industries, including beer and spirits. We look forward to leveraging his experience for the benefit of Eastside.”

“The Board also wants to thank Paul Shoen for his many contributions as the chairman of the board over the past year and wish him well in his future endeavors. During a time of significant change at Eastside, he has been a great steward of the business and maintained steady leadership,” Mr. Firestone concluded.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Redneck Riviera and companion brand Granny Rich Whiskey, newly acquired Azuñia Tequilas, Burnside Bourbons and Rye, Hue-Hue Coffee Rum, and Portland Potato Vodkas. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Bottling + Canning subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners. For more information visit: www.eastsidedistilling.com or follow the company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue, and profitability. The Company assumes no obligation to update the cautionary information in this release.

Company Contact:

Eastside Distilling

971-888-4264

inquiries@eastsidedistilling.com

Investors:

Robert Blum

Lytham Partners, LLC

(602) 889-9700

east@lythampartners.com